SAFETY COMPONENTS INTERNATIONAL ANNOUNCES
                            SALE OF VALENTEC SYSTEMS

     GREENVILLE, S.C., September 1, 2000 /PRNewswire/ - Safety Components International, Inc. ("Safety Components") (OTCBB:ABAG), a leading, low cost supplier of automotive airbag fabric and cushions in the United States, announced today the sale of Valentec Systems, Inc. to an investor group headed by Victor Guadagno, Valentec System's President, for aggregate consideration of approximately $4.15 million in cash. The proceeds from the sale will be used to pay down Safety Components' senior credit facility. The sale was approved by the District Court of the State of Delaware in conjunction with that court's approval of Safety Components' plan of reorganization to emerge from its pre-arranged chapter 11 case.

     John C. Corey, the Company's President and Chief Operating Officer, stated, "The sale of Valentec Systems is a part of the previously announced plan to restructure Safety Components' business to focus on its core manufacturing operations. The Company has significantly improved its operations over the past few months, increasing productivity and profitability from the core airbag automotive business. The Company expects to capitalize on continuing growth opportunities in the airbag automotive business. The sale of Valentec Systems, a defense contractor, is an important step in the Company's plan to focus on the automotive markets opportunities. This sale allows both Companies to focus on their core strengths."

     This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that such forward looking statements are subject to various known and unknown risks and uncertainties, including the possibility that the Company's stated goals will not be fulfilled in whole or in part. Additional information on factors that could potentially affect the Company's financial results may be found in the Company's filings with the Securities and Exchange Commission.